RLHC APPOINTS TWO NEW INDEPENDENT BOARD MEMBERS
~ Bonny Simi and Joseph Megibow to Join Board of Directors ~
~ New Directors Bring Extensive Experience in Travel and Digital Commerce ~

SPOKANE, Wash., March 22, 2017 - (GLOBE NEWSWIRE) -- Red Lion Hotels Corporation (“RLHC”) (NYSE:RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, announced the appointment of two new directors to its board, Ms. Bonny Simi and Mr. Joseph Megibow, effective April 1, 2017. Current director, Melvin Keating, is not standing for re-election and his term will end at RLHC’s annual shareholders’ meeting in May.

Robert G. Wolfe, Red Lion Hotels Chairman of the Board commented, “We are thrilled to have Bonny and Joe join the RLHC board of directors. Their respective credentials as leaders in the travel, customer experience, e-commerce and digital technology arenas will add valuable real-time perspective directly related to RLHC’s business. Bonny brings deep experience in the travel and leisure business as an executive of JetBlue and more recently as the President of JetBlue’s venture capital subsidiary, while Joe brings more than 20 years of first-hand experience as a leader in e-commerce and digital analytics”.

Mr. Wolfe continued, “During this time of transition, we’d also like to thank Mel Keating for his seven years of service on the RLHC board. Mel has served in various roles on RLHC’s board of directors, and helped guide RLHC through a number of critical changes over the years. While Chairman of RLHC, Mel helped catalyze the Board’s effort to transform the Company and implement its asset light strategy.”

Bonny Simi is currently the President of JetBlue Technology Ventures, the Silicon Valley innovation hub for JetBlue Airways’ (NASDAQ: JBLU) investment and incubation of emerging startups at the intersection of technology, travel and hospitality, and the Vice President Technology Innovations at JetBlue Airways. She joined JetBlue in 2003 and has served in operational and strategic roles within Flight Operations, System Operations, People, Airports, and Customer Support, and developed the award winning “Voice of the Customer” program. Most recently she was the Vice President of Talent for JetBlue, overseeing the hiring of 3000+ JetBlue Crewmembers every year, as well as the talent management, people analytics and organizational development teams. She is also a qualified airline captain for JetBlue. Prior to JetBlue, Ms. Simi was a pilot at United Airlines, (NYSE: UAL) flying 727, 737 and 777 jets domestically and internationally. Ms. Simi is also a 3 time Olympian and 10 time national champion in the sports of luge and bobsled. Ms. Simi is a graduate of the Stanford Graduate School of Business as well as the Stanford School of Engineering, and also has a BA in Communications from Stanford.

Joseph Megibow currently serves as a board advisor to Joyus, Inc. an online retailer, Clicktale, Ltd., a customer experience platform and Digital Mortar, an in-store analytics platform. He has held roles in a variety of disciplines and has been at the forefront of e-commerce since the early 1990’s. He is an established industry leader in digital analytics and data optimization. Mr. Megibow is the former President of Joyus, and served as SVP/Chief Digital Officer at American Eagle Outfitters (NYSE: AEO), where he was responsible for the American Eagle and Aerie direct businesses, omni-channel technology, digital marketing, analytics, and customer service. Prior to American Eagle, Mr. Megibow was Vice President and General Manager of Expedia.com (NASDAQ:EXPE), where he had responsibility for marketing, merchandising, and operations in the United States. During this time, Mr. Megibow led the launch of Expedia's mobile business and was named Chairman of Mobiata, an Expedia, Inc. company. Mr. Megibow was also a charter employee of TeaLeaf Technology, and held roles at Ernst & Young Management Consulting, and at EDS in their Advanced Technology Group. Mr. Megibow received a MBA from the University of Chicago Booth School of Business and a BS in Electrical Engineering from Cornell University.

About RLHC
Red Lion Hotels Corporation, established in 1959, is an international hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotels, Red Lion Inn

& Suites, GuestHouse, Settle Inn, Vantage Hotels, Americas Best Value Inn, Canadas Best Value Inn, Lexington by Vantage, America's Best Inns & Suites, Country Hearth Inns, Jameson Inn, Signature Inn and 3 Palms Hotels & Resorts brands. The company also owns and operates an entertainment and event ticket distribution business under the brand name TicketsWest. For more information, please visit the company's website at www.rlhco.com.

Forward Looking Statements:
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10-K for the year ended December 31, 2015, and in other documents filed by the Company with the Securities and Exchange Commission.

Investor Relations Contact
Evelyn Infurna
O: 203-682-8265
C: 203-856-2088
Investor.relations@redlion.com